SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

BRANDYWINE MAIN STREET, L.L.C.

          THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT, dated as of March 24, 2004 (the “Agreement”) amends and restates in its entirety the Amended and Restated Operating Agreement dated as of September 26, 2001, which amended and restated in its entirety the Operating Agreement entered into as of the ___ day of February, 1997 (the “Original Agreement”) by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP”), Brandywine Acquisitions, LLC (“Acquisition”) and the Company.

1. Organization. The Company has been organized as a limited liability company under the Delaware Limited Liability Company Law and the provisions of this Agreement and, for that purpose, BOP has caused a Certificate of Formation to be prepared, executed and filed with the Secretary of State of the State of Delaware on February 26, 1997.

2. Purpose. The Company is organized to pursue any lawful purpose except for the purposes of banking or insurance.

3. Term. The term of the Company commenced upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue until terminated by majority vote of its Member(s), at which time the then existing Member(s) shall file a Certificate of Dissolution with the Secretary of State of the State of Delaware.

4. Principal Place of Business. The Company’s principal place of business in the State of Delaware shall be such place as its Member(s), in its (their) discretion, shall determine.

5. Management. The Company shall be managed by the Member. The Member hereby designates as its agents, in the capacities set forth herein, the following individuals: Gerard H. Sweeney, as President and Chief Executive Officer, Christopher P. Marr, as Senior Vice President and Chief Financial Officer, H. Jeffrey DeVuono, as Senior Vice President and Assistant Secretary, Brad A. Molotsky, as General Counsel and Secretary, Anthony A. Nichols, Jr., as Senior Vice President and Assistant Secretary, Anthony S. Rimikis, as Senior Vice President and Assistant Secretary, David Ryder, as Senior Vice President and Assistant Secretary, George D. Sowa, as Senior Vice President and Assistant Secretary, Barbara L. Yamarick, as Senior Vice President and Assistant Secretary, George Hasenecz, as Vice President – Acquisitions, George D. Johnstone, as Vice President and Assistant Secretary, Margaret Kornblum, as Vice President – Organizational Development, Timothy M. Martin, as Vice President of Finance and Chief Accounting Officer, Joseph M. McCawley, Jr., as Vice President and Assistant Secretary, William D. Reed, as Vice President and Assistant Secretary, Philip M. Schenkel, as Vice President and Assistant Secretary, H. Leon Shadowen, Jr., as Vice President and Assistant Secretary, Jean Sitler, as Vice President and Assistant Secretary, Suzanne Stumpf, as Vice President and Assistant Secretary, and Jeffrey R. Weinstein, as Vice President and Assistant Secretary (the “Individuals”). While serving in such capacities, the Individuals shall have active management of the operations of the Company, including, without limitation, the power and authority to execute and deliver in the name of and on behalf of the Company any and all documents which any of them may deem necessary, desirable or appropriate, subject, however, to the control of the Member, and shall make such reports of the affairs of the Company to the Member as the Member may require. Such designation by the Member shall not cause any Member to cease to be a member of the Company, nor shall such designation be deemed to confer Member status, rights or interests upon the Individuals. Such designation notwithstanding, the Member retains the power and authority to manage and control the business and affairs of the Company, including the right to remove and replace any Individual as its agent.

6. Limitation of Liability. No agent designated pursuant to this Agreement shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any action or inaction performed (or not performed) in good faith by him with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

7. Additional Members. Additional Members shall be admitted only upon the written agreement of BOP. The terms and conditions of this Agreement may not be modified or amended except by a written agreement signed by BOP.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law rules in that jurisdiction.

          IN WITNESS WHEREOF, the undersigned has, through its duly authorized representative, set its hand as of the date first written above.

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	BRANDYWINE REALTY TRUST, its General Partner

By:	/s/ Gerard H. Sweeney

Name: Gerard H. Sweeney
Title: President and Chief Executive Officer